Exhibit 99.1

Contact:

John L. McManus

President

(949) 481-9825

Aeolus Pharmaceuticals Announces Third Quarter Financial Results

Research Triangle Park, N.C., August 3, 2005 /PRNewswire/ — Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), the developer of a new class of catalytic antioxidant compounds targeting diseases and disorders of the central nervous system, respiratory system, autoimmune system, and oncology, announced today financial results for its third quarter of fiscal 2005, the three-month period ended June 30, 2005. Aeolus reported a net loss of $1,636,000, or $0.12 per share, for the three months ended June 30, 2005, compared to a loss of $10,468,000, or $0.81 per share, for the three months ended June 30, 2004, a comparative decrease of 85%. For the nine months ended June 30, 2005, the Company reported a net loss of $5,253,000, or $0.38 per share, compared to a loss of $15,254,000, or $2.23 per share, for the nine months ended June 30, 2004, a comparative decrease of 83%.

“During the third quarter we completed the implementation of our plan to streamline our operations and reduce our general and administrative expenses. As such, our financial resources can now be focused on both our clinical development program in ALS and our efforts to move several of our additional compounds into the clinical development stage,” stated Richard P. Burgoon, Jr., Chief Executive Officer of Aeolus. Mr. Burgoon further noted that, “With our new management team in place, our cost restructuring objectives completed, the completion of our Phase I single dose escalating study of AEOL 10150 in patients diagnosed with ALS, the initiation of the Aeolus Pipeline Initiative and our recently announced financing commitment, we believe that the fourth quarter should be even more productive for the Company. In the fourth quarter, we also expect to initiate a multiple dose Phase 1 study of AEOL 10150 in patients diagnosed with ALS and the initiation of a wide range of pre-clinical studies to support the advancement of several of our compounds under our Pipeline Initiative.”

During fiscal 2005, research and development expenses were significantly lower than the same periods in fiscal 2004 as the Company shifted its operational focus and research spending during the three and nine months ended June 30, 2005 to conducting a Phase I study of AEOL 10150 for the possible treatment of ALS. The primary operational focus for the Company, including research spending during fiscal year 2004, was on preclinical pharmacology and toxicology tests on AEOL 10150. Based on its proprietary rights to 200 compounds that have been developed over the previous ten years, the Company decided to eliminate its research staff in 2004 and to utilize outside organizations to conduct late stage pre-clinical studies of its compounds. Mr. Burgoon further noted that, “over the next several quarters, we expect that research and development expenses will be higher than the current quarter as we initiate a multi-dose Phase I study of AEOL 10150 in ALS and as we expand our pre-clinical testing activities to further the development of other compounds via the Pipeline Initiative.”.

General and administrative expenses have been significantly lower so far in fiscal 2005 compared to fiscal 2004 as a result of the Company’s restructuring efforts. For the quarter ended

June 30, 2005, general and administrative expenses were $898,000, a reduction of approximately $1.5 million from the same period the prior year. Earnings for the three and nine months ended June 30, 2005 included $490,000 of non-recurring charges related to the discontinuation of the employment contract with Aeolus’ former Chief Financial Officer.

As of June 30, 2005, the Company had $2,027,000 in cash and cash equivalents and 13,976,000 shares outstanding. On June 27, 2005, the Company announced a $2.5 million financing commitment from existing shareholders. The funds raised are expected to be used almost exclusively for development of the Company’s lead drug candidate AEOL-10150 and selected compounds under the Aeolus Pipeline Initiative.

About Aeolus Pharmaceuticals

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ antioxidant enzyme-mimetic drugs are believed to have a broad range of potential therapeutic uses. In particular, Aeolus’ catalytic antioxidants have been shown to significantly reduce tissue damage in animal models of ALS, stroke, chronic obstructive pulmonary disease, and mucositis caused by radiation therapy. The Aeolus Pipeline Initiative is an internal development initiative focused on advancing several of the most promising catalytic antioxidant compounds from Aeolus’ proprietary library of 200 compounds. The initial therapeutic focus areas for the Aeolus Pipeline Initiative are: Parkinson’s disease; Autoimmune disorders (arthritis and ulcerative colitis); Chronic Obstructive Lung Disease; Biodefense/Radioprotection; Tumor Suppression/Bone Marrow Transplantation; and Stroke. These therapeutic focus areas were selected based upon preliminary data developed using Aeolus catalytic antioxidant compounds.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research, and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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AEOLUS PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Revenue
Grant income	$121	$72	$236	$174

Costs and expenses:
Research and development	849	3,147	3,621	6,744
General and administrative	898	2,381	1,851	3,438

Total costs and expenses	1,747	5,528	5,472	10,182

Loss from operations	(1,626)	(5,456)	(5,236)	(10,008)
Interest expense, net	(10)	(5,012)	(17)	(5,111)

Net loss	(1,636)	(10,468)	(5,253)	(15,119)

Preferred stock dividend accreted	—	—	—	(135)

Net loss attributable to common stockholders	$(1,636)	$(10,468)	$(5,253)	$(15,254)

Net loss per weighted share attributable to common stockholders:
Basic and diluted	$(0.12)	$(0.81)	$(0.38)	$(2.23)

Weighted average common shares outstanding:
Basic and diluted	13,976	12,877	13,966	6,830

(in thousands)
	June 30, 2005	September 30, 2004
	(Unaudited)
Cash and marketable securities	$2,027	$7,381
Total assets	$2,554	$7,856
Stockholders’ equity	$608	$5,532